BlackRock ESG Capital Allocation Term Trust

Cusip: 09262F100

Ticker: ECAT

Record Date	December 15, 2023
Pay Date	December 20, 2023

Distribution Amount per share	$0.125000

The following table sets forth the estimated amounts of the current distribution and the cumulative distributions paid this fiscal year to date from the following sources: net income, net realized short-term capital gains, net realized long-term capital gains and return of capital. All amounts are expressed per common share.

	Current Distribution	% Breakdown of the Current Distribution	Total Cumulative Distributions for the Fiscal Year to Date	% Breakdown of the Total Cumulative Distributions for the Fiscal Year to Date

Net Income	$0.029707	24%	$0.190122	13%
Net Realized Short-Term Capital Gains	$-	0%	$-	0%
Net Realized Long-Term Capital Gains	$-	0%	$-	0%

Return of Capital	$0.095293	76%	$1.284878	87%

Total (per common share)	$0.125000	100%	$1.475000	100%

Average annual total return (in relation to NAV) for the 5-year period ending on November 30, 2023*				1.92%

Annualized current distribution rate expressed as a percentage of NAV as of November 30, 2023				8.57%

Cumulative total return (in relation to NAV) for the fiscal year through November 30, 2023				15.04%

Cumulative fiscal year distributions as a percentage of NAV as of November 30, 2023				7.71%

*Portfolio launched within the past 5 years; the performance and distribution rate information presented for this Fund reflects data from inception to 11/30/23 You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s Managed Distribution Plan.

The Fund estimates that it has distributed more than its net income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

When distributions exceed total return performance, the difference will reduce the Fund’s net asset value per share.

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Contact Number:  800-882-0052

NM1223U-3293556-1/1

BlackRock ESG Capital Allocation Term Trust

Cusip: 09262F100

Ticker: ECAT

Record Date	January 12, 2024
Pay Date	January 31, 2024

Distribution Amount per share	$0.150000

The following table sets forth the estimated amounts of the current distribution and the cumulative distributions paid this fiscal year to date from the following sources: net income, net realized short-term capital gains, net realized long-term capital gains and return of capital. All amounts are expressed per common share.

	Current Distribution	% Breakdown of the Current Distribution	Total Cumulative Distributions for the Fiscal Year to Date	% Breakdown of the Total Cumulative Distributions for the Fiscal Year to Date

Net Income	$0.022107	15%	$0.022107	15%
Net Realized Short-Term Capital Gains	$0.001507	1%	$0.001507	1%
Net Realized Long-Term Capital Gains	$0.051886	35%	$0.051886	35%

Return of Capital	$0.074501	50%	$0.074501	50%

Total (per common share)	$0.150000	100%	$0.150000	100%

Average annual total return (in relation to NAV) for the 5-year period ending on December 31, 2023*				3.57%

Annualized current distribution rate expressed as a percentage of NAV as of December 31, 2023				9.97%

Cumulative total return (in relation to NAV) for the fiscal year through December 31, 2023				19.50%

Cumulative fiscal year distributions as a percentage of NAV as of December 31, 2023				0.83%

*Portfolio launched within the past 5 years; the performance and distribution rate information presented for this Fund reflects data from inception to 12/31/23 You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s Managed Distribution Plan.

The Fund estimates that it has distributed more than its net income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

When distributions exceed total return performance, the difference will reduce the Fund’s net asset value per share.

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Contact Number:  800-882-0052